Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 22, 2022, with respect to the financial statements of CinCor Pharma, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission, also incorporated by reference in the Registration Statement (Form S-1 No. 333-266674) and related Preliminary Prospectus of CinCor Pharma, Inc. for the registration of $247,365,000 aggregate principal amount of shares of its common stock or, in lieu of common stock to certain investors, pre-funded warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

August 10, 2022